Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Fourth Quarter and Year-End Results

SYKESVILLE, MD – January 24, 2017 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced net income of $136,000 or $0.14 per diluted common share for the three months ended and net income of $301,000 or $0.32 per diluted common share for the twelve months ended December 31, 2016. By comparison, the Company recorded net income of $60,000 or $0.06 per diluted common share for the three months ended and net income of $271,000 or $0.29 per diluted common share for the twelve months ended December 31, 2015.

Total assets grew by $13.6 million, or 9.0%, compared to December 31, 2015, to $165.0 million at December 31, 2016. This growth was primarily in our loan portfolio which grew by $6.9 million, or 5.3%, to $136.2 million at December 31, 2016, and in our cash and cash equivalents, which grew by $7.3 million to $15.5 million at December 31, 2016, as our core deposits grew faster than the growth in our loan balances. We had nonperforming loans of $2.9 million at December 31, 2016, of which $2.6 million consisted of two loans with strong collateral coverage, compared to $0 at December 31, 2015. Total nonperforming assets increased during 2016 by $2.8 million to $3.0 million compared to $199,000 at December 31, 2015. The ratio of total nonperforming assets to total assets was 1.85% and 0.13%, respectively, at December 31, 2016 and 2015.

Net interest income was $4.9 million for the twelve months ended December 31, 2016, an increase of 7.4% from the same period in 2015 as interest income increased by 13.0% and interest expense increased significantly by 50.9%. Our net interest margin declined to 3.22% for the year ending December 31, 2016 compared to 3.64% for the year ending December 31, 2015, because of the strong downward pressure on loan interest rates and the start of upward pressure on deposit rates, especially on certificates of deposit products. Noninterest expense increased by $524,000, or 12.6% to $4.7 million for the year ended December 31, 2016 from $4.2 million for the year ended December 31, 2015, due to the continued impact of investing in the personnel and facilities infrastructure necessary to expand our market into the Washington Metropolitan area along with supplementing our Carroll County branch locations.

“2016 reflects another year of continued growth and success in expanding our market presence in both Carroll County and the Washington metropolitan area. We have again this year reached new highs for total assets, loans and core deposits which will propel the future growth and earnings of the Bank” stated Russell J. Grimes, the Company’s President and CEO.

As part of the rights offering in 2014, the Company issued 124,982 warrants which would allow a warrant holder to purchase one-half of a share of common stock at an exercise price of $16.00 per whole share. Due to the 20% stock dividend in 2015, a warrant exercise was modified to allow a warrant holder to purchase 60% of a share of common stock at an exercise price of $13.33 per whole share. As of December 31, 2016, the closing price of the Company’s common stock was $16.00 and the Company had 59,888 warrants outstanding. The warrants expire on March 20, 2017.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in Eldersburg, Westminster and Bethesda, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release that the new highs for total assets, loans and core deposits will propel future growth and earnings for the Bank is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights
	At December 31,	At December 31,	At December 31,
(Dollars in thousands)	2016	2015	2014
Selected Financial Condition Data:	(unaudited)	(audited)	(audited)
Total assets	$164,976	$151,337	$115,906
Total loans	136,244	129,334	90,707
Allowance for loan losses	965	901	722
Deposits	135,280	122,101	96,905
Federal Home Loan Bank advances	13,000	12,500	8,000
Total stockholders' equity	16,396	16,293	10,750

Asset Quality Ratios:
Allowance for loan losses to total loans	0.71%	0.70%	0.80%
Nonperforming loans to total loans	2.13%	0.00%	0.53%
Nonperforming assets to total assets	1.85%	0.13%	0.46%

Capital Ratios (bank level):
Total capital to risk-weighted assets	14.48%	15.98%	14.80%
Tier 1 capital to risk weighted assets	13.66%	15.11%	13.83%
Tier 1 capital to average assets	9.71%	9.95%	9.15%
Tangible equity to tangible assets	9.73%	10.37%	8.92%

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
( Dollars in thousands, except per share data)	2016	2015	Variance	2016	2015	Variance
	(unaudited)	(audited)		(unaudited)	(audited)
Selected Operating Data:
Interest and dividend income	$1,510	$1,490	$20	$5,925	$5,241	$684
Interest expense	291	205	86	1,023	678	345
Net interest income	1,219	1,285	(66)	4,902	4,563	339
Provision for loan losses	2	70	(68)	41	164	(123)
Net interest income after provision for loan losses	1,217	1,215	2	4,861	4,399	462
Noninterest income	78	54	24	266	197	69
Noninterest expense	1,088	1,176	(88)	4,693	4,168	525
Income before income tax expense	207	93	114	434	428	6
Income tax expense	71	33	38	133	157	(24)
Net income	$136	$60	$76	$301	$271	$30
Basic earnings per share	$0.15	$0.06	$0.09	$0.32	$0.30	$0.02
Diluted earnings per share	$0.14	$0.06	$0.08	$0.32	$0.29	$0.03

Select Financial Ratios:
Return on average assets	0.33%	0.15%		0.19%	0.21%
Return on average equity	3.30%	1.46%		1.83%	1.72%
Interest rate spread	2.94%	3.34%		3.12%	3.56%
Net interest margin	3.04%	3.42%		3.22%	3.64%
Efficiency ratio	83.90%	87.80%		90.80%	87.56%
Noninterest expense to average assets	2.62%	2.97%		2.96%	3.17%
Average interest-earning assets to average interest-bearing liabilities	114.44%	112.78%		115.02%	116.56%